Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Relations Contact:
Suzie Boland	Alison Ziegler
RFB Communications Group	Cameron Associates
813.259.0345	212.554.5469
sboland@rfbcommunications.com	alison@cameronassoc.com

Homeowners Choice Reports Profitable First Quarter and

Anticipates Improved Profitability

•	Strong balance sheet: $103 million in cash and short term and liquid investments with no debt

•	Book value of $7.21 per share increased 13.5 percent from first quarter 2009

Clearwater, Fla. (May 14, 2010) – Homeowners Choice, Inc. (NASDAQ:HCII), a Florida-based provider of homeowners’ insurance, today announced its results of operations for the three months ended March 31, 2010.

Net income for the first quarter of 2010 was $698,000, or $0.10 per diluted share, compared with net income of $6.3 million, or $0.87 per diluted share, for the first quarter of 2009. Book value per share increased from $7.03 at December 31, 2009 to $7.21 at March 31, 2010, an increase of 2.6 percent.

Gross premiums earned were $30.3 million for each of the quarters ended March 31, 2010 and 2009. Net premiums earned for the first quarter of 2010 decreased 24 percent to $16.2 million from $21.3 million in the prior year quarter. “Net premiums earned” reflects gross premiums earned reduced by premiums ceded to reinsurance companies that cover certain of the risks from hurricanes and other catastrophes. The company’s reinsurance costs increased significantly beginning June 1, 2009 when it renewed its reinsurance policies. During the first quarter of 2010, reinsurance costs were 46 percent of the company’s gross premiums earned compared with 30 percent in the prior year quarter. Homeowners Choice also reported investment income of $531,000 for the first quarter compared with $358,000 in the prior year first quarter.

Losses and loss adjustment expenses for the first quarter were $9.8 million compared with $10.0 million in the prior year quarter. Policy acquisition and other underwriting expenses for the first quarter of 2010 were $4.3 million compared with $0.9 million during the first quarter of 2009. This increase was primarily due to commissions and other underwriting expenses associated with renewal policies which accounted for $23.3 million of gross premiums in the 2010 first quarter compared with $9.6 million in the first quarter of 2009. Other operating expenses, which include a variety of general and administrative expenses, for the three months ended March 31, 2010 and 2009 were $1.7 million and $1.2 million, respectively.

During the first quarter of 2010, the company repurchased a total of 54,143 of its common shares as part of its publicly announced repurchase plan, plus an additional 200,000 shares under a stock purchase agreement outside of this plan. These repurchases were in addition to the 452,000 common shares purchased in 2009. At March 31, 2010, the company’s weighted average diluted shares totaled 6,814,000, a 6.1 percent decrease from the 7,255,000 weighted average shares reported at March 31, 2009.

“Given the high-rate reinsurance contracts covering the 2009 hurricane season, we are pleased to report another consecutive profitable quarter,” said Homeowners Choice Chief Executive Officer F.X. McCahill. “During the past year we worked hard to optimize our book of business in order to mitigate reinsurance costs, improve loss ratios and maximize profitability. As part of that process, we allowed our policy count to shrink over much of 2009, but then we added policies in December 2009 by participating in our seventh assumption from Citizens Property Insurance Corporation. As of March 31, 2010, the net policy count from this assumption after consumer opt outs was approximately 17,000 policies.

“Looking out over the remainder of 2010, we expect continued profitably with bottom-line improvement as a result of an easing of reinsurance rates combined with an average rate increase of 14 percent, which began rolling through our book of business in April 2010.”

Conference Call

The company will host an earnings conference call Tuesday, May 18, 2010, at 4:30 p.m. E.D.T. to discuss its first quarter 2010 results. Interested parties are invited to listen to the call live over the Internet at http://www.ir-site.com/hcpci/events.asp. The call is also available by dialing (877) 407-9210 (toll-free). International participants should instead call (201) 689-8049. Participants should dial into the conference call approximately 10 minutes before the scheduled start time. Replays of the webcast will be available until August 18, 2010.

About Homeowners Choice, Inc.

Homeowners Choice, Inc. is a Florida-based insurance holding company headquartered in Clearwater. Through its subsidiary corporations, Homeowners Choice provides property and casualty homeowners’ insurance, condominium owners’ insurance and tenants’ insurance solely to Florida property owners. Founded in 2006, Homeowners Choice today serves approximately 69,000 policyholders throughout Florida representing approximately $127 million in annualized premiums. The company’s common shares trade on the NASDAQ Global Market under the ticker symbol HCII and are included in the Russell Microcap Index. Warrants trade on the same market under the ticker symbol HCIIW. More information about Homeowners Choice, Inc. is available at www.hcpci.com.

Forward-Looking Statements

This news release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. For example, there can be no assurance that the company will obtain reinsurance rate relief, improved profitability or bottom-line improvement during 2010. Some of these risks and uncertainties are identified in the company’s filings with the Securities and Exchange Commission. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on the company’s business, financial condition and results of operations. Homeowners Choice, Inc. disclaims all obligations to update any forward-looking statements.

—financial tables to follow—

HOMEOWNERS CHOICE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Earnings

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2010	2009

Revenue

Gross premiums earned	$30,344	30,337
Premiums ceded	(14,103)	(9,007)

Net premiums earned	16,241	21,330
Net investment income	531	358
Other	215	635

Total revenue	16,987	22,323

Expenses

Losses and loss adjustment expenses	9,813	10,022
Policy acquisition and other underwriting expenses	4,292	920
Other operating expenses	1,696	1,244

Total expenses	15,801	12,186

Income before income taxes	1,186	10,137

Income taxes	488	3,853

Net income	$698	6,284

Basic earnings per share	$0.11	0.91

Diluted earnings per share	$0.10	0.87

Dividends per share	$—	—

HOMEOWNERS CHOICE, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Dollars in thousands, except share amounts)

	At March 31, 2010	At December 31, 2009
	(Unaudited)

Assets

Investment in fixed maturity securities, held-to-maturity, at amortized cost (fair value $7,756 and $4,250)	$7,556	4,049
Investment in fixed maturity securities, available-for-sale, at fair value (amortized cost $19,778 and $19,763)	19,909	19,266
Time deposits	13,634	13,507
Short-term investments	7,301	11,521

Total investments	48,400	48,343
Cash and cash equivalents	54,440	43,453
Accrued interest and dividends receivable	321	176
Premiums receivable	4,284	4,899
Assumed reinsurance balances receivable	—	19,525
Prepaid reinsurance premiums	9,402	7,205
Deferred policy acquisition costs	7,126	10,496
Property and equipment, net	471	399
Deferred income taxes	1,862	2,438
Other assets	1,869	958

Total assets	$128,175	137,892

Liabilities and Stockholders’ Equity

Losses and loss adjustment expenses	20,805	19,178
Unearned premiums	46,930	68,509
Advance premiums	6,623	713
Assumed reinsurance balances payable	5,211	0
Accrued expenses	3,495	3,742
Income taxes payable	80	167
Other liabilities	326	205

Total liabilities	83,470	92,514

Stockholders’ equity:
Preferred stock (no par value 20,000,000 shares authorized, no shares issued or outstanding)	—	—
Common stock, (no par value, 40,000,000 shares authorized, 6,202,492 and 6,456,635 shares issued and outstanding in 2010 and 2009)	—	—
Additional paid-in capital	19,407	21,164
Retained earnings	25,218	24,520
Accumulated other comprehensive income (loss)	80	(306)

Total stockholders’ equity	44,705	45,378

Total liabilities and stockholders’ equity	$128,175	137,892